                                                                    Exhibit 16.1

                      [Brightman Almagor & Co. Letterhead]

May 18, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, DC 20549

Dear Sirs/Madam:

We have read Item 4.01 of VSUS Technologies Incorporated's Current Report on
Form 8-K, dated May 13, 2005, and we have the following comments:

     1.  We agree with the statements made in the first, second, fourth and fifth paragraphs of Item 4.01.

     2.  We have no basis on which to agree or disagree with the statements made in the third paragraph of Item 4.01.

                                  Yours truly,

                                  /s/ Brightman Almagor & Co.
                                  -----------------------------
                                  Brightman Almagor & Co.
                                  a member firm of Deloitte Touche
                                  Tohmatsu